NEWS RELEASE

FOR IMMEDIATE RELEASE

September 25, 2007

CBD Media Holdings LLC Receives Requisite Consents for Consent Solicitations for the 9.25% Senior Notes Due 2012 co-issued by CBD Media Holdings LLC and CBD Holdings Finance, Inc. and the 8.625% Senior Subordinated Notes Due 2011 co-issued by CBD Media LLC and CBD Finance, Inc.

Cincinnati, Ohio – CBD Media Holdings LLC (the “Company”) announced today that it had received, pursuant to its previously announced cash tender offers and related consent solicitations for any and all of the outstanding $100.0 million 9.25% Senior Notes Due 2012, CUSIP No. 12479YAB8 (the “Senior Notes”), co-issued by the Company and CBD Holdings Finance, Inc., and any and all of the outstanding $147.8 million 8.625% Senior Subordinated Notes Due 2011, CUSIP No. 12479WAB2 (the “Senior Subordinated Notes” and collectively with the Senior Notes, the “Notes”), co-issued by CBD Media LLC and CBD Finance, Inc., the requisite consents to adopt proposed amendments to the relevant indentures under which the Notes were issued that would, among other things, eliminate substantially all restrictive covenants and certain event of default provisions.

The Company announced that consents had been delivered with respect to the following principal amount of Notes, which Notes had been validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on September 24, 2007 (the “Consent Date”): $100.0 million of the Senior Notes (representing 100% of the outstanding Senior Notes) and $147.8 million of the Senior Subordinated Notes (representing 100% of the outstanding Senior Subordinated Notes).  In conjunction with receiving the requisite consents, each issuer of the Notes and HSBC Bank USA, National Association, as trustee, executed a supplemental indenture with respect to each of the indentures under which the Notes were issued effecting certain amendments that would, among other things, eliminate substantially all restrictive covenants and certain event of default provisions.  The supplemental indentures will not become operative until the acceptance of the Notes for purchase by the Company pursuant to the terms and conditions described in the Statement (as defined below).

The tender offers and consent solicitations are being made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated September 11, 2007 (the “Statement”).  Holders who validly tendered their Notes and delivered their consents on or prior to the Consent Date are eligible to receive the applicable Total Consideration (as defined below).  A Holder’s right to validly withdraw tendered Notes and validly revoke delivered consents expired on the Consent Date.

The “Total Consideration” to be paid for each Senior Note validly tendered on or prior to the Consent Date and accepted for payment is equal to $1,079.04 per $1,000 principal amount of the Senior Notes.  The “Total Consideration” for each $1,000 principal amount of Senior Subordinated Notes validly tendered on or prior to the Consent Date and accepted for payment is $1,045.63.  The applicable Total Consideration for each Note so tendered includes a consent payment of $30.00 for each $1,000 principal amount of Notes (the “Consent Payment”).

Holders whose valid tenders are received after the Consent Date, but on or prior to 12:00 midnight, New York City time, on Tuesday, October 9, 2007 (the “Expiration Date”), will be eligible to receive the applicable Total Consideration less the Consent Payment.  Holders of Notes who validly tendered and did not validly withdraw their Notes in the tenders offers and consent solicitations and are accepted for payment will also receive accrued and unpaid interest in respect of the Notes so accepted from the last interest payment date up to, but not including, the applicable settlement date, payable on the applicable settlement date.

The Company’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn and consents validly delivered, and not validly revoked, pursuant to the tender offers and consent solicitations, is subject to and conditioned upon the satisfaction of or, where applicable, the Company’s waiver of, certain conditions, including (1) the tender of at least a majority in aggregate outstanding principal amount of each class of such Notes, voting as a separate class, on or prior to the Consent Date (and, thereby, obtaining the requisite consents for the proposed amendments to the relevant indentures under which the Notes were issued), (2) the receipt of proceeds from a securitization transaction anticipated to be entered into by certain affiliates of the Company and (3) certain other general conditions, each as described in more detail in the Statement.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be bound by the amendments contained in the relevant supplemental indenture eliminating substantially all restrictive covenants and certain event of default provisions in the indenture even though they have not consented to the amendments.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of tenders or consents with respect to, any Notes.  The tender offers and consent solicitations are being made solely pursuant to the Statement.

The Company has retained Lehman Brothers to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent for the tender offers and consent solicitations.  Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 431-9643 (toll free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.  Questions regarding the terms of the Offer to Purchase and Consent Solicitations should be directed to Lehman Brothers at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.

About Us

CBD Media Holdings LLC is the parent of CBD Media LLC, which is the exclusive directory publisher for “Cincinnati Bell”-branded yellow pages in the greater Cincinnati metropolitan area. In 2006, CBD Media LLC published 16 directories (including yellow pages, white pages and specialty directories) and distributed approximately 3.4 million copies of these directories to businesses and residences. CBD Media LLC also offers integrated internet-based yellow pages services to its consumers through the CincinnatiBellYellowPages.com web site.  CBD Media Holdings LLC is an indirect, wholly owned subsidiary of Local Insight Media, L.P.

Forward-looking Statements

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial results.

For further information, contact:

John P. Schwing

(513) 397-7422